Exhibit 5.1

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Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, CA 94025	650 752 2000 tel 650 752 2111 fax

June 17, 2021

AssetMark Financial Holdings, Inc.
1655 Grant Street, 10th Floor
Concord, California 94520

Ladies and Gentlemen:

AssetMark Financial Holdings, Inc., a Delaware corporation (the “Company”), is filing with the Securities and Exchange Commission (the “Commission”) an Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-240311) originally filed with Commission on August 3, 2020 (as amended, the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), 17,135,117 shares of its common stock, par value $0.001 per share (the “Common Stock”), that may be sold by the selling stockholders named in the Registration Statement (the “Selling Stockholders”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, the shares of Common Stock proposed to be sold by the Selling Stockholders have been duly authorized and validly issued and are fully paid and nonassessable.

In connection with the opinion expressed above, we have assumed that, at or prior to the time of delivery of any shares of Common Stock, (i) the Company shall remain validly existing as a corporation in good standing under the laws of the State of Delaware; and (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded.

We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Davis Polk & Wardwell LLP